Exhibit 99.1

FOR IMMEDIATE RELEASE

AEGERION PHARMACEUTICALS PRICES PUBLIC OFFERING

OF COMMON STOCK

Cambridge, MA, June 14, 2012—Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR) (“Aegerion”), an emerging biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat debilitating and often fatal rare diseases, today announced the pricing of an underwritten public offering of 3,400,000 shares of common stock at a price to the public of $14.75 per share. The net proceeds to Aegerion from this offering are expected to be approximately $47.3 million, after deducting underwriting discounts and commissions. The offering is expected to close on June 19, 2012, subject to customary closing conditions.

Jefferies & Company, Inc. and J.P. Morgan Securities LLC are acting as joint book-running managers in the offering. Leerink Swann LLC, Canaccord Genuity Inc., and Needham & Company, LLC are acting as co-managers for the offering. Aegerion has granted the underwriters a 30-day option to purchase up to an aggregate of 510,000 additional shares of common stock. Aegerion anticipates using the net proceeds from the offering to fund activities directed at gaining approval of its New Drug Application submission with the U.S. Food and Drug Administration and Marketing Authorization Application submission with the European Medicines Agency for lomitapide as a potential treatment for homozygous familial hypercholesteremia (HoFH), pre-commercial and commercial activities related to launching lomitapide in the United States, the European Union, in each case, if approved, and in any other countries where lomitapide is approved as a treatment for HoFH, expansion of operations in certain countries, and advancement of the clinical development of lomitapide as a potential treatment for pediatric and adolescent patients with HoFH and of adult patients with familial chylomicronemia, with any remainder to fund working capital, capital expenditures and to be used for general corporate purposes.

The securities described above are being offered by Aegerion pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement related to the offering has been filed with the SEC. A final prospectus related to the offering will be filed with the SEC. The preliminary prospectus is available, and the final prospectus will be available, on the SEC’s website at http://www.sec.gov. In addition, copies of the preliminary prospectus supplement and the final prospectus, when available, may be obtained from Jefferies & Company, Inc., Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY, 10022, or by telephone at 877-547-6340, or by email at Prospectus_Department@Jefferies.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at 1-866-803-9204.

This release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Aegerion Pharmaceuticals, Inc.

Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR) is committed to changing the way rare, life-threatening disorders are treated. Aegerion is an emerging biopharmaceutical company focused on the development and commercialization of novel, life-altering therapeutics to treat debilitating and often fatal rare diseases. Aegerion is motivated by its commitment to patients first. Aegerion is also attentive to its core values of integrity, innovation, responsibility to healthcare providers, development of employees and always – scientific and clinical excellence.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the closing of Aegerion’s public offering of common stock and the anticipated use of proceeds from the offering, including references to the possible approval and advancing the clinical development of lomitapide. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond Aegerion’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties with respect to the offering and anticipated use of proceeds include, among other factors: risks and uncertainties associated with market conditions and satisfaction of customary closing conditions related to the proposed offering, risks associated with Aegerion’s ability to satisfy Aegerion’s obligations to close the proposed offering and the risk that Aegerion will not use the proceeds from the offering in the manner contemplated. The risks and uncertainties with respect to the possible approval and advancing the clinical development of lomitapide include: the risk that applicable regulatory authorities may ask for additional data, information or studies to be completed or provided prior to approval; the risk that applicable regulatory authorities may not agree with Aegerion’s validation plan or may require additional work related to the commercial manufacturing process to be completed prior to approval or may, in the course of the inspection of manufacturing facilities, identify issues to be resolved; the risks that the applicable regulatory authorities may not be satisfied with the safety profile of lomitapide; the risk that Aegerion does not receive approval of lomitapide on a timely basis or at all; the risk that Aegerion may not be able to successfully work with regulatory authorities on the clinical trial design and to obtain regulatory clearance to commence clinical trials; the risk that Aegerion may not be able to enroll patients in clinical trials on a timely basis or retain patients in clinical trials; and other risks and uncertainties that are inherent in drug development. For additional disclosure regarding these and other risks, see the disclosure contained in Aegerion’s public filings with the SEC (available on the SEC’s website at http://www.sec.gov), including the “Risk Factors” section of Aegerion’s most recent Quarterly Report on Form 10-Q and in the preliminary prospectus supplement and related prospectus relating to the proposed offering filed with the SEC on June 13, 2012. Aegerion undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

CONTACT:
Aegerion Pharmaceuticals, Inc.	Aegerion Pharmaceuticals, Inc.
Corporate	Investors & Media
Mark Fitzpatrick, CFO	Michael Lawless, VP, IR
+1 (617) 500-6235	+ 1 (857) 242-5028